Exhibit 99.1

PHARMACOPEIA TO RECEIVE $5 MILLION PAYMENT FROM GLAXOSMITHKLINE

Payment Triggered by Pharmacopeia’s Achievement of Collaboration Criteria

March 18, 2008, Princeton, NJ — Pharmacopeia (NASDAQ: PCOP), an innovator in the discovery and development of novel small molecule therapeutics, announced today that it will receive a payment of $5 million from GlaxoSmithKline (NYSE: GSK). With this payment, Pharmacopeia will have received over $16 million in connection with the companies’ ongoing product development and commercialization alliance.

This payment is triggered by Pharmacopeia’s completion of certain early discovery activities established under its agreement with GSK. Pharmacopeia is entitled to success-based milestone payments totaling up to $83 million per program for any drug development program pursued through the multi-program alliance and up to double-digit royalties on the sales of any products commercialized by GSK from the alliance. Should GSK decline its option to complete pivotal trials of programs resulting from the alliance, Pharmacopeia may independently pursue development of these programs, subject to its obligations to GSK under the agreement.

Hugh Cowley, Senior Vice President and Head of GSK’s Center of Excellence for External Drug Discovery (CEEDD) at GSK noted, “The CEEDD and Pharmacopeia have shown themselves to be excellent collaborators from the outset of this alliance. The alliance’s significant progress toward the discovery and advancement of molecules that have the potential to address significant clinical unmet need represents the type of results that we envisioned when we established the CEEDD collaboration model at GSK.”

“The exceptional productivity of the alliance so far reflects how well its goals fit with Pharmacopeia’s strengths,” said Les Browne, Ph.D., President and Chief Executive Officer of Pharmacopeia. “We expect the excellent progress to continue as we focus on moving candidates toward the clinic.”

About Pharmacopeia

Pharmacopeia is a clinical development stage biopharmaceutical company dedicated to discovering and developing novel small molecule therapeutics to address significant medical needs.  The company has a broad portfolio of clinical and preclinical candidates under development internally or by partners including eight clinical compounds in Phase 2 or Phase 1 development addressing multiple indications including hypertension, diabetic nephropathy, muscle wasting, inflammation and respiratory disease.  The company is leveraging its fully integrated drug discovery platform to sustain the growth of its development pipeline.  Pharmacopeia has established strategic alliances with major pharmaceutical and biotechnology companies, including Bristol-Myers Squibb, Celgene, Cephalon, GlaxoSmithKline, Schering-Plough, and Wyeth Pharmaceuticals. For more information please visit the company’s website at http://www.pharmacopeia.com.

Pharmacopeia Contact:

Amy P. Sharpless
Corporate Communications
609-452-3643
ir_pr@pcop.com

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This press release, and oral statements made with respect to information contained in this press release, constitute forward-looking statements within the meaning of the Private Securities Litigation

Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, goal, contingency or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. These forward-looking statements include, but are not limited to, statements about the successful implementation of Pharmacopeia’s strategic plans, Pharmacopeia’s ability to successfully perform under its collaborations with Bristol-Myers Squibb, Cephalon, GlaxoSmithKline, Schering-Plough and Wyeth, Pharmacopeia’s ability to build its pipeline of novel drug candidates through its own internally-funded drug discovery programs, third party collaborations and in-licensing, Pharmacopeia’s expectations concerning the development priorities of its collaborators, their ability to successfully develop compounds and its receipt of milestones and royalties from the collaborations, Pharmacopeia’s plans to develop PS433540, a product candidate from its DARA program, Pharmacopeia’s Phase 2 and Phase 1 clinical studies with respect to PS433540, including timing and expected outcomes of such studies, Pharmacopeia’s plans to develop PS178990, a product candidate from its SARM program, Pharmacopeia’s Phase 1 clinical studies with respect to PS178990, including timing and expected outcomes of such studies, Pharmacopeia’s plans to develop PS031291, a product candidate from its chemokine receptor CCR1 program, Pharmacopeia’s estimates of the market opportunities for its product candidates, including PS433540, PS178990 and PS031291, Pharmacopeia’s ability to raise additional capital, Pharmacopeia’s anticipated operating results, financial condition, liquidity and capital resources, Pharmacopeia’s expectations concerning the legal protections afforded by U.S. and international patent law, Pharmacopeia’s ability to pursue the development of new compounds and other business matters without infringing the patent rights of others, additional competition, and changes in economic conditions.

Further information about these and other relevant risks and uncertainties may be found in Pharmacopeia’s Reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Pharmacopeia urges you to carefully review and consider the disclosures found in its filings which are available in the SEC EDGAR database at http://www.sec.gov and from Pharmacopeia at http://www.pharmacopeia.com. All forward-looking statements in this press release and oral statements made with respect to information contained in this press release are qualified entirely by the cautionary statements included in this press release and such filings. These risks and uncertainties could cause actual results to differ materially from results expressed or implied by such forward-looking statements. These forward-looking statements speak only as of the date of this press release. Pharmacopeia undertakes no obligation to (and expressly disclaims any such obligation to) publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise.